Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Reports Fiscal 2013 Second Quarter Results

FISCAL 2013 SECOND QUARTER HIGHLIGHTS (Comparisons to FY 2012 Q2):

●	Net sales increased 2.9% to $114.0 million, from $110.7 million
●	Gross profit of $20.7 million, in line with a year ago
●	Net income of $4.5 million, in line with a year ago
●	EPS of $0.17, in line with a year ago

PORT WASHINGTON, NY – February 7, 2013 – ACETO Corporation (NASDAQ:ACET), a global leader in the marketing, sale and distribution of products for Human Health, Pharmaceutical Ingredients and Performance Chemicals, announced today results of operations for its fiscal 2013 second quarter and six months ended December 31, 2012.

Sal Guccione, Chief Executive Officer of ACETO, stated, “We are pleased with our results for the first six months of fiscal 2013, with sales up 6.5% and earnings per share up 9.7% on an adjusted basis.   These results reflect the continued execution of our strategies across our three business segments.  Our fiscal second quarter results, with sales up 2.9% and relatively flat net income, reflect the variability of our order stream, which had some acceleration in our fiscal first quarter, particularly in the Performance Chemicals segment.”

“In the fiscal second quarter, sales within the Human Health segment increased 9.3%, driven by continued strength in Rising Pharmaceuticals.  We have already launched six new generic drug products in this fiscal year, with four in this quarter, including the launch of our first authorized generic drug.  With a robust product pipeline, we anticipate that new product launches will continue to be a key growth driver in this segment and expect to launch three new products during the second half of fiscal 2013. Sales in Pharmaceutical Ingredients increased 2.9% in the current quarter, while the Performance Chemicals segment experienced a 1.0% decline in sales, reflecting the favorable order pattern experienced in the first quarter of fiscal 2013.

“Looking at the balance of the year, we remain well positioned for continued growth in sales and profitability.  As we have discussed previously, our business is difficult to forecast on a quarterly basis due to the timing, size and nature of our orders.  In particular, looking at our upcoming fiscal third quarter, we expect, based upon business to date within the Pharmaceutical Ingredients segment, to report fiscal third quarter earnings per share significantly beyond those reported in either of our fiscal first or second quarters of this year,” concluded Mr. Guccione.

FINANCIAL REVIEW

Net sales for the fiscal 2013 second quarter ended December 31, 2012 were $114.0 million, a 2.9% increase from $110.7 million for the fiscal 2012 second quarter. Gross profit for the fiscal 2013 second quarter was $20.7 million, in line with gross profit of $20.6 million in the prior year period. For the fiscal 2013 second quarter, ACETO reported net income of $4.5 million, or $0.17 per diluted share, compared to $4.6 million, or $0.17 per diluted share, in the prior year period.

Net sales for the six month period ended December 31, 2012 were $225.7 million, a 6.5% increase from $212.0 million for the six month period ended December 31, 2011. Gross profit for the fiscal 2013 six months was $42.2 million, an increase of 7.8% compared to gross profit of $39.2 million in the prior year period. For the six month period ended December 31, 2012, ACETO reported net income of $9.3 million, or $0.34 per diluted share, compared to $7.6 million, or $0.29 per diluted share, in the prior year period.  Net income in the six month period ended December 31, 2012 increased by 22.5% and earnings per share increased by 17.2% compared to the comparable fiscal 2012 period.  The fiscal 2012 six month period was negatively impacted by a one-time charge relating to the separation of certain executive management employees. After adjusting for the one-time charges, Aceto’s net income for the six months ended December 31, 2011 was $8.2 million, or $0.31 per diluted share.

CONFERENCE CALL

Salvatore Guccione, Ronald Gold, and Douglas Roth will conduct a conference call at 9:00 a.m. ET on February 8, 2013 to discuss the operating results for the fiscal 2013 second quarter. Interested parties may participate in the call by dialing 888-895-5271 (847-619-6547 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the ACETO call (conference ID # 34143032).  The conference call will also be webcast live via the Investor Relations section of our website, www.aceto.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, February 8, 2013 until 5:00 p.m. ET on Monday, February 11, 2013.  Dial 888-843-7419 (630-652-3042 for international callers) and enter the code 34143032 for the phone replay.

ABOUT ACETO

ACETO Corporation, incorporated in 1947, is a global leader in the marketing, sale and distribution of products for Human Health (finished dosage form generics and nutraceutical products), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products).  With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical industries.  ACETO’s global operations, including a staff of 26 in China and 12 in India, are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.   ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report or Form 10-K for the fiscal year ended June 30, 2012 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:
Amy Glynn
The Ruth Group
(646) 536-7023
aglynn@theruthgroup.com

(Financial Tables on Following Pages)

Aceto Corporation and Subsidiaries
Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$113,956	$110,707	$225,704	$212,024
Cost of sales	93,248	90,063	183,491	172,861
Gross profit	20,708	20,644	42,213	39,163
Gross profit %	18.17%	18.65%	18.70%	18.47%

Selling, general and
administrative expenses	14,096	13,528	27,988	27,097
Operating income	6,612	7,116	14,225	12,066

Other income (expense), net of interest expense	486	48	495	(163)

Income before income taxes	7,098	7,164	14,720	11,903
Income tax provision	2,585	2,576	5,387	4,282
Net income	$4,513	$4,588	$9,333	$7,621

Net income per common share	$0.17	$0.17	$0.35	$0.29

Diluted net income per common share	$0.17	$0.17	$0.34	$0.29

Weighted average shares outstanding:
Basic	26,959	26,565	26,882	26,520
Diluted	27,316	26,737	27,272	26,686

Aceto Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per-share amounts)

	December 31, 2012	June 30, 2012
	(unaudited)

Assets
Current Assets:
Cash and cash equivalents	$25,326	$24,862
Investments	1,549	1,518
Trade receivables: less allowances for doubtful
accounts: Dec. 31, 2012 $880; and June 30, 2012 $887	77,918	74,744
Other receivables	3,982	2,979
Inventory	97,373	84,687
Prepaid expenses and other current assets	2,314	2,231
Deferred income tax asset, net	1,027	948

Total current assets	209,489	191,969

Property and equipment, net	11,848	11,705
Property held for sale	3,752	3,752
Goodwill	33,541	33,495
Intangible assets, net	42,475	45,251
Deferred income tax asset, net	4,695	4,719
Other assets	9,647	8,389

Total Assets	$315,447	$299,280

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$7,197	$6,713
Accounts payable	43,982	42,007
Accrued expenses	26,973	24,921
Total current liabilities	78,152	73,641

Long-term debt	40,454	39,052
Long-term liabilities	12,475	12,943
Environmental remediation liability	5,096	5,633
Deferred income tax liability	9	8
Total liabilities	136,186	131,277

Commitments and contingencies

Shareholders’ equity:
Common stock, $.01 par value:
(40,000 shares authorized; 27,297 and 26,937 shares issued
and outstanding at Dec. 31, 2012 and June 30, 2012, respectively)	273	269
Capital in excess of par value	66,625	64,071
Retained earnings	108,680	102,344
Accumulated other comprehensive income	3,683	1,319
Total shareholders’ equity	179,261	168,003

Total liabilities and shareholders’ equity	$315,447	$299,280

Aceto Corporation
Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)
(in thousands, except per share amounts)

	(unaudited) Six Months Ended December 31, 2012	(unaudited) Diluted Net Income Per Common Share Six Months Ended December 31, 2012	(unaudited) Six Months Ended December 31, 2011	(unaudited) Diluted Net Income Per Common Share Six Months Ended December 31, 2011

Net income, as reported	$9,333	$0.34	$7,621	$0.29

Adjustments:
Separation charges	-	-	884	0.03

Adjusted income excluding charges	9,333	0.34	8,505	0.32
Adjustments to provision for income taxes	-	-	345	0.01

Adjusted net income (Non-GAAP)	$9,333	$0.34	$8,160	$0.31

Diluted weighted average shares outstanding	27,272	27,272	26,686	26,686

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units.

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